Exhibit 10.1
Mr. Andreas Pohlmann
Celanese Corporation
Dallas, Texas
June 30, 2006
Dear Andreas:
This letter will set out the terms and agreements between you and Celanese Corporation and Celanese AG regarding the amicable voluntary agreed termination of your employment including the termination of your employment with Celanese AG and any of its subsidiaries or affiliates. Those specific understandings and agreements are as follows.
Following our conversation we have determined that, in particular, the following documents have been entered into between Celanese and you: your US Employment Agreement dated February 23, 2005, the (alignment) bonus letter agreement dated February 24/25, 2005, the Subscription Agreement dated as of January 21, 2005, the Employee Stockholder Agreement dated as of January 21, 2005, the Deferral Agreement dated January 21, 2005 based upon the Celanese Corporation Deferred Compensation Plan (undated), the Nonqualified Stock Option Agreement dated January 21, 2005 based upon the 2004 Stock Incentive Plan (undated), the Letter of Understanding dated October 27, 2004 and the board contract (Vorstandsdienstvertrag) dated February 25, 2005 with Celanese AG.
We deem this agreement to be written amicable termination of your employment as of December 31, 2006. This includes the termination of any employment relationship (if any) you may have with Celanese AG, Celanese International, Celanese Corporation or any of its direct or indirect affiliates or subsidiaries. Consequently, you only are entitled to the following payments in connection with your termination of employment from Celanese on December 31, 2006:
A.	Employment Agreement and related agreements (ex Management Incentive Program)

1.	We will continue to pay your base salary up to December 31, 2007.

2.	You will receive annual bonus payments for fiscal year 2006 based on goals achieved and personal performance, payable in March 2007. Although your responsibilities have been reduced the determination of your 2006 bonus will be based on your current level as a member of the OTC. Additionally you will receive a bonus based on target level, i.e. equal to 80% of the current

Mr. Andreas Pohlmann
June 30, 2006
annual base salary, for January to December 2007, payable in December 2007.

3.	You will receive all entitlements according to your Letter of Understanding dated October 27, 2004 on the date such events occur.

4.	You will receive the remaining alignment bonus payments of $927,500 on January 1, 2007.

5.	We will maintain your accident insurance cover until December 31, 2007 to the extent allowed by the applicable insurer and policy terms.

6.	For pension purposes, we will consider the time from October 16, 1989 until December 31, 2007 as years of service.
I wish to remind you that you acknowledge that the terms of your Confidentiality Agreement with Celanese remain in effect following the termination of your employment, and you agree not to accept any future employment which would require you to violate that Agreement. You reaffirm your obligations under, and agree to comply with, the terms of each of the above referenced agreements which apply during your employment or after the termination of your employment, including but not limited to any agreement not to compete with Celanese, not to recruit or solicit customers or employees, or reveal any confidential information or trade secrets, and assignment of inventions and works of authorship, and agree all those provisions continue to apply notwithstanding the circumstances of your employment termination or any other events occurring prior to this date. For the avoidance of doubt, it is agreed that the payments provided for under this letter agreement will be deemed to satisfy any non-compete compensation or other payment obligation that may be required for these provisions to be enforceable.
B.	Management Incentive Program
Additionally, under the terms of the Celanese Corporation Deferred Compensation Plan and the 2004 Incentive Plan you will be entitled to certain payments and or considerations in connection with your termination from Celanese:
1.	For purposes of these plans generally your termination is considered for “Good Reason” on account of corporate restructuring or reorganization. We further recognize that for the year 2005 both the Tier II EBITDA and the Tier II FCF Target have been achieved.
2.	We confirm that according to sec. 4.4 (b) (i) of the Deferred Compensation Plan, your termination of employment shall be deemed

Mr. Andreas Pohlmann
June 30, 2006
to have occurred on the Time Condition Date of December 31, 2006, and with regard to sec. 4.4 (b) (ii) on the Performance Condition Date of December 31, 2006.

3.	Payout under the terms of the Celanese Corporation Deferred Compensation Plan will take place on January 1, 2007 for the 2005 entitlement of $5,198,614 and for the 2006 entitlement of $5,198,614. The calculation of the 2006 amount is based on the assumption of achieving both the Tier II EBITDA and the Tier II FCF targets. Should the actual results not achieve those targets, you will be obliged to pay back the respective “over-payment” in March 2007.

4.	For stock option purposes only, in particular with regard to sec. 3 (c) of the Nonqualified Stock Option Agreement you will be treated as if your employment terminates as of December 31, 2006, regardless of the actual Termination Date. We confirm that 152,077 options vested on the grant date already. Additionally 263,600 stock options for 2005 have vested in 2006 and another 263,600 stock options will deemed to have vested on December 31, 2006. Stock options planned to vest for 2007 and beyond will forfeit.

5.	As of December 31, 2006, the lock-up conditions of the Employee Stockholders Agreement dated January 21, 2005, both with regard to the 148,007 Shares you subscribed for in January 2005 and with regard to any other shares which might be subject to the Employee Stockholders Agreement, will be lifted.

6.	In an exit event of Blackstone or a change in control event prior to December 31, 2006, your compensation from the Management Incentive Program will be as set forth in the terms and conditions of those plans and agreements.

C.	General Terms

1.	The above payments will be made to you via direct deposit to your bank account of record at Celanese or any other account so designated by you. If you die before all payments according to this agreement have been made, all amounts owed to you under this agreement that have not otherwise been paid, shall be paid to your estate (or a beneficiary you designate to Celanese Corporation HR in writing).

2.	This agreement is the entire agreement between the Company and you relating to your separation from employment, and supersedes any and all prior oral or written communications or agreements concerning your separation from employment. It is being entered into by each of the parties for valuable consideration, specified herein, which is in addition to whatever either party may be entitled under any existing agreement. Neither this agreement nor any of its terms may be amended, changed, waived or added to

Mr. Andreas Pohlmann
June 30, 2006
except in a writing signed by both parties. The Company has made no representations or promises to you other than those in or referred to by this Termination Letter. If any provision in this Termination Letter is found to be unenforceable, all other provisions will remain enforceable.
3.	We are not entitled to exercise a right of set-off or retention with respect to any of our payment obligations according to this agreement. To the extent necessary to avoid any adverse income tax consequences to you under the United States Internal Revenue Code, any payment required hereunder will be delayed upon your request until the first day after the six month anniversary of the date your employment terminates.

4.	You hereafter will cooperate and consult with and assist Celanese and its attorneys and agents, and provide advice, truthful information, interviews and testimony, with respect to any business or events occurring during your employment. This will be done at such times and in such manner as we may reasonably request upon whatever notice is reasonable under the circumstances. If and to the extent you are requested to travel outside the metropolitan area where you live, then we will pay all reasonable and necessary travel and lodging expenses you incur associated with that request. We will endeavor to require this assistance at such times and in such a manner as will not unreasonably interfere with your obligations to another employer to the extent feasible. In the case where there would be unreasonable interference, such that you are required to be away from your position for more than several consecutive days, then you will be compensated for the excess time on an hourly basis consistent with your last base salary with Celanese.

5.	The above referenced agreements of Celanese fully satisfy any and all known and unknown claims and rights you may have against Celanese Corporation, Celanese AG, their respective shareholders, subsidiaries and affiliates, and the respective present and former directors, officers and agents of each such business entity, in any way arising out of or based upon any promise, agreement, decision or conduct of any such person or entity or any facts occurring prior to this date, and you specifically waive, give up and release (and agree not to prosecute or sue on) any and all such known and unknown claims and lawsuits you may have against any of them. This includes a release of any claims and lawsuits under the laws of the United States, the laws of the States of New York, Delaware, and Texas, the laws of Germany, and the laws of any other country, state or municipality. You further agree to execute such documents and take such other actions as Celanese may request in order to release and give up any claims or rights to sue under the laws of Germany or any of its political subdivisions. You agree that Celanese Corporation, Celanese AG and the other persons you have released have not

Mr. Andreas Pohlmann
June 30, 2006
retaliated against you on account of any conduct or statement by you, and that you have not been discriminated against nor treated adversely in connection with your employment on account of your age, gender, race, national origin or any other legally protected classification.

6.	You hereafter will continue to conduct yourself in a professional and positive manner with respect to Celanese Corporation and its directors and officers, and will not criticize or say anything disparaging about Celanese Corporation or any of its officers, directors, or principal shareholders to any customer, current or former employee, lender, or other third party. Celanese Corporation in turn will direct its current senior executive officers not to criticize or say anything disparaging about you to any customer, former employee or other third party. This will not however prevent you or any Celanese officer from providing truthful information or testimony to any governmental official or body (or in the case of any Celanese officer, to any investor or investment analyst), including but not limited to the Securities Exchange Commission. Celanese will provide you with an adequate record of your services (Zeugnis) as it is customary in Germany satisfying the expectations associated with the senior management position you held with the company.

7.	In case one of the clauses proves in total or in part to be invalid or unenforceable or unworkable, it shall be replaced by the parties with a valid, enforceable and workable provision which shall come as close as possible to the resolution of the issue which the parties intended to settle with the respective invalid, unenforceable of unworkable clause.

8.	This letter agreement is subject to the approval of the Compensation Committee of Celanese Corporation and shall not be binding until such approval is received.
On behalf of Celanese, thank you for your valuable service to the Company. We wish you much success in your future endeavors. Please confirm your agreement to the foregoing by signing below where indicated.
We expect the supervisory board of Celanese AG to approve and confirm the details of this agreement by signature of the Chairman (Vorsitzender des Aufsichtsrates der Celanese AG).
Yours truly,
CELANESE CORPORATION
By
/s/ David N. Weidman

Mr. Andreas Pohlmann
June 30, 2006

David N. Weidman
Chief Executive Officer, President and Director

CELANESE AG	Accepted and Agreed:

By	By

/s/ Dr. Bernd Theimann	/s/ Andreas Pohlmann
Dr. Bernd Thiemann
Vorsitzender des Aufsichtsrates der Celanese AG	Andreas Pohlmann